Exhibit 99.1

Q2 Press Release Draft

Community Bank Shares of Indiana, Inc. reports 2nd quarter net income available to common shareholders of $1.6 million and 3nd quarter dividend

New Albany, Ind. (July 20th, 2011) – Community Bank Shares of Indiana, Inc. reported second quarter net income available to common shareholders of $1.6 million and earnings per diluted common share of $0.46.  This was an earnings increase of $66,000 or 4.3% over the first quarter and a $51,000 or 3.3% increase compared to the second quarter in 2010.  The Company also announced today that on July 19th, its board of directors declared a quarterly cash dividend on the Company’s common stock of $0.10 per share payable on August 25, 2011 to shareholders of record at the close of business on August 8, 2011.

James Rickard, President and Chief Executive Officer, commented, “Our second quarter results reflect the Company’s ability to execute in a slow economic recovery.  Earnings are up slightly year over year as we continue to drive down the costs on the funding side of our balance sheet.  This strategy has allowed us to maintain our margin with the goal of expanding it as the economy exhibits sustainable growth.  Our increased flexibility has been provided by our low-cost deposit growth in past years, a direct reflection of our effort to not just deliver outstanding service but a goal to consistently look to improve and build upon the culture our team has established.”

Rickard continued, “Credit quality continues to be one of our strategic focal points.  In recent quarters we have committed more resources to both the underwriting and resolution processes.  And, our intentions are to continue to work diligently in this area.   Non-performing assets increased by $2 million during the quarter, primarily the result of previously classified credits moving to a non-accrual status.  Provision expense is down compared to the prior year period because the identification of new classified credits has slowed, which is a positive development within the credit portfolio.”

The following points summarize significant financial information for the second quarter of 2011:

•	Net income available to common shareholders was $1.6 million.
•	Tangible book value per common share of $13.99.
•	Net interest margin, on a tax equivalent basis, of 4.08%.
•	Provision for loan losses was $911,000, a decrease of $279,000 from the same quarter in 2010 and an increase of $101,000 from the quarter ended March 31, 2011.
•	Non-performing assets increased to$30.7 million from $28.6 million as of March 31, 2011 due to an increase in the Company’s non-accrual loans.
•	Gains of $469,000 were realized on the sale of available for sale securities in the second quarter of 2011, a decrease of $20,000 from the same period in 2010.

The following points summarize significant financial information for the first six months of 2011:

•	Net income available to common shareholders was $3.1 million, or $0.91 per diluted common share compared to $3.1 million and $0.93 for the first six months of 2010.
•	Net interest margin, on a tax equivalent basis, of 4.04%.
•	Provision for loan losses of $1.7 million, a decrease of $582,000 from the same period in 2010.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	June 30,		March 31,
	2011	2010	2011
	(In thousands, except per share data)
Interest income	$8,617	$9,093	$8,712
Interest expense	1,566	2,077	1,731
Net interest income	7,051	7,016	6,981
Provision for loan losses	911	1,190	810
Non-interest income	1,938	2,004	1,958
Non-interest expense	5,687	5,537	5,847
Income before income taxes	2,391	2,293	2,282
Income tax expense	536	491	494
Net income	$1,855	$1,802	$1,788
Preferred stock dividends and discount accretion	(267)	(265)	(266)
Net income available to common shareholders	$1,588	$1,537	$1,522
Basic earnings per common share	$0.48	$0.47	$0.46
Diluted earnings per common share	$0.46	$0.46	$0.44

	Six Months Ended
	June 30,
	2011	2010
	(In thousands, except per share data)
Interest income	$17,329	$18,444
Interest expense	3,297	4,243
Net interest income	14,032	14,201
Provision for loan losses	1,721	2,303
Non-interest income	3,896	3,932
Non-interest expense	11,534	11,231
Income before income taxes	4,673	4,599
Income tax expense	1,030	992
Net income	$3,643	$3,607
Preferred stock dividends and discount accretion	(533)	(533)
Net income available to common shareholders	$3,110	$3,074
Basic earnings per common share	$0.94	$0.94
Diluted earnings per common share	$0.91	$0.93

	As of
	June 30, 2011	March 31, 2011	June 30, 2010

Non-Performing Assets to Total Assets	3.94%	3.63%	3.66%
Allowance for Loan Losses to Total Loans	2.16	2.16	2.39

The Company’s unaudited condensed consolidated balance sheets are as follows:

	June 30, 2011	December 31, 2010
	(In thousands)
ASSETS
Cash and due from financial institutions	$12,036	$11,658
Interest-bearing deposits in other financial institutions	35,671	23,818
Securities available for sale	181,586	204,188
Loans held for sale	161	1,080
Loans, net of allowance for loan losses of $10,913 and $10,864	493,221	502,223
Federal Home Loan Bank and Federal Reserve stock	5,925	6,808
Accrued interest receivable	3,213	3,089
Premises and equipment, net	13,571	13,659
Cash surrender value of life insurance	19,661	19,210
Other intangible assets	984	1,106
Foreclosed and repossessed assets	3,931	3,633
Other assets	9,402	10,994
Total Assets	$779,362	$801,466

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$113,579	$115,014
Interest-bearing	487,475	503,807
Total deposits	601,054	618,821
Other borrowings	47,258	49,426
Federal Home Loan Bank advances	40,000	50,000
Subordinated debentures	17,000	17,000
Accrued interest payable	488	615
Other liabilities	4,391	2,439
Total liabilities	710,191	738,301

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	69,171	63,165
Total Liabilities and Stockholders’ Equity	$779,362	$801,466

About Community Bank Shares of Indiana, Inc.
Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company.  In 1995 the company went public under the NASDAQ symbol CBIN.  Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank.  The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service.  To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2010 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:
Paul Chrisco
CFO
Community Bank Shares of Indiana, Inc.
812-981-7375